THE WORLD FUNDS, INC.
WORLD INSURANCE TRUST
COMMONWEALTH CAPITAL MANAGEMENT, LLC
CODE OF ETHICS
Adopted May 21, 2007
Revised October 1, 2008

1.1	Overview

This Code of Ethics is based on the principle that every trustee, director, officer and employee of The World Funds, Inc. and/or The World Insurance Trust and/or Commonwealth Capital Management, LLC ( “together the World Funds Group”), or any investment adviser or principal underwriter to The World Funds Group, is to place the interests of the shareholders of the The World Funds Group before his or her own personal interests at all times. Each Trustee, director, officer and employee is to avoid any actual or potential conflicts of interest with the The World Funds Group in all personal securities transactions. Each Trustee, director, officer and employee is to comply with the provisions of this Code of Ethics in all his or her personal securities transactions.

Questions concerning this Code of Ethics should be directed to the World Funds Group’s Chief Compliance Officer.

1.2	Definitions

1.
“The World Funds Group” means The World Funds, Inc., a Maryland corporation, and The World Insurance Trust, a Delaware business trust. Each entity operates as an open-end management investment company and is registered as such with the Securities and Exchange Commission under the Investment Company Act of 1940.

	2.	“Access Person” means any trustee or officer of The World Fund Group or any “Advisory Person” of a World Fund, except Independent Trustees.

3.
“Adviser” means any entity that acts as investment adviser to any World Fund pursuant to a written agreement for such services as required by Section 15 of the Investment Company Act of 1940, as amended, and includes Commonwealth Capital Management, LLC, a registered investment adviser.

	4.	“Advisory Person” means:

a.
Any officer, director or employee of an Adviser (or of any company in a control relationship to an Adviser) who, in connection with his regular functions or duties, obtains nonpublic information regarding any World Fund purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any World Fund;

b.
Any officer, director or employee of an Adviser (or of any company in a control relationship to an Adviser) who, in connection with his regular functions or duties, is involved in making securities recommendations to a World Fund, or who has access to such recommendations that are nonpublic;

		c.	Any portfolio manager of any World Fund;
		d.	Any supervised person of an Adviser who, in connection with his regular functions or duties, makes, participates in, or executes the purchase or sale of a security by a World Fund; and

	e.	Any supervised person of an Adviser whose functions relate to the making of any recommendations with respect to the purchase or sale of a security by a World Fund.

A person does not become an “Advisory Person” simply by (i) normally assisting in the preparation of public reports, or receiving public reports, but not receiving information about current recommendations or trading; or (ii) infrequently or inadvertently obtaining knowledge of current recommendations or trading activity. All Advisory Persons are also Access Persons. However, not all Access Persons are Advisory Persons.

5.
“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

6.
“Beneficial Ownership” will be interpreted in the same manner as it would be in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires. For purposes of this policy, “Beneficial Ownership” includes, but is not limited to, securities held by members of a person’s immediate family sharing the same household and securities over which a person has discretionary authority outside of his ordinary course of business.

7.
“Control” has the same meaning as set forth in Section 2(a)(9) of the Investment Company Act of 1940 (the “1940 Act”). In summary, control means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

8.	“Client” means any person or entity for which an Adviser acts as an investment adviser.

9.	“Fund” means any separate series of any registered management investment company, except a Fund of the World Fund Group, and includes exchange traded funds (“ETF’s”).

10.	“Independent Trustee” means a trustee or director, as applicable, of The World Fund Group who is not an “interested person” of any World Fund within the meaning of Section 2(a)(19) of the 1940 Act.
11.	“Limited Offering”, also known as a “Private Placement Offering” means an offering that is exempt from registration under the 1933 Act.

12.
“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security. A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. Serious consideration includes the act of writing a trade ticket and entering an order with a broker.

13.	“Security” has the same meaning as set forth in Section 2(a)(36) of the 1940 Act, except that it does not include the following securities (the “Excluded Securities”):

	a.	Direct obligations of the United States government;

		b.	Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;
		c.	Shares issued by any money market fund;

14.
“Supervised Person” has the same meaning as set forth in Section 202(a)(25) of the Investment Advisers Act of 1940. In summary, a supervised person is any officer, director, partner, and employee of an Adviser, and any other person who provides advice on behalf of an Adviser and is subject to the Adviser’s supervision and control. Excepted from this definition is any “Independent Trustee” and the Chief Compliance Officer of The World fund Group as long as such officer is not an employee, officer or director of an Adviser.

	15.	“World Fund” means any separate series of the World Fund Group.

1.3	Standards of Conduct

The World Fund Group believes all Access Persons and employees, directors and officers of an Adviser, as fiduciaries to The World Fund Group, have a duty of utmost good faith to act solely in the best interests of The World Fund Group and each World Fund. The World Fund Group believes this fiduciary duty compels all Access Persons and employees, directors and officers of an Adviser to act with the utmost integrity in all dealings. This fiduciary duty is the core principle underlying this Code of Ethics, and represents The World Fund Group’s core expectations related to any activities of Access Persons and employees, directors and officers of an Adviser.

Personal Conduct

	1.	Acceptance of Gifts

No employee, director nor officer of an Adviser may accept in any calendar year gifts with a value of more than $100 from any person (“donor”) that does business with or on behalf of The World Fund Group, any World Fund or any Adviser. This restriction does not apply to gifts in the form of an occasional meal, a ticket to a sporting event, theater or comparable entertainment, or an invitation to golf or to participate in similar sporting activities for such person and his guests so long as (1) such gifts are neither so frequent nor so extensive as to raise any question of impropriety and (2) such gifts are not preconditioned on the donor obtaining or maintaining a specified level of business with The World Fund Group, any World Fund or any Adviser.

	2.	Service as Director for an Outside Company

An Advisory person may not serve on the Board of Directors of a publicly traded company without the express prior written approval of the Chief Compliance Officer of The World Fund Group. Such approval shall be based upon an express finding by the Chief Compliance Officer that such service shall not be likely to result in a conflict of interest with the World Fund Group and the person.

	3.	Initial Public Offerings (“IPO’s”) and Limited Offerings

An Advisory Person must obtain the express prior written approval of the Chief Compliance Officer of The World Fund Group before he or she directly or indirectly acquires Beneficial Ownership in any Security in an initial public offering or in a Limited Offering, including private placement offerings. Such approval shall be based upon an express finding by the Chief Compliance Officer that such purchase shall not be likely to result in a conflict of interest with the World Fund Group and the person.

1.4	Personal Securities Trading Policy

	A.	Prohibited Transactions

	1.	Advisory Persons

a.
An Advisory Person may not purchase or sell, directly or indirectly, any Security in which he has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership if a World Fund has a pending buy or sell order in the same Security until such order is executed or withdrawn.

b.
An Advisory Person may not purchase or sell, directly or indirectly, any Security in which he has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership if such Security is being considered for purchase or sale by a World Fund.

	2.	Access Persons

a.
An Access Person may not purchase or sell, directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership if, to his actual knowledge, any World Fund has a pending buy or sell order in the same security until the World Fund’s order is executed or withdrawn.

b.
An Access Person may not purchase or sell, directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership if, to his actual knowledge, such security is being considered for purchase or sale by any World Fund.

	B.	Pre-Clearance of Personal Securities Transactions

Access Persons must obtain approval from The World Fund Group’s Chief Compliance Officer prior to purchasing or selling any Security, the purchase or sale of which is not prohibited pursuant to Section 1.4 A of this Code, unless such purchase or sale is exempted pursuant to Section 1.4 C of this Code.

Once approved, the pre-clearance authorization is effective for two trading days. Failure to execute the transaction will void the pre-clearance approval.

	C.	Exempted Transactions

The prohibitions described in Section 1.4 A of this policy and the pre-clearance requirements set forth in Section 1.4 B of this policy do not apply to the following transactions:

		a.	Purchases or sales of Excluded Securities as defined in Section 1.2 of this policy;
		b.	Purchases or sales involving less than 2,000 shares of a Security included in the Standard & Poor’s 500 Index;
		c.	Purchases or sales involving less than 2,000 shares of a Security of a company with a market capitalization in excess of $200 million and average daily trading volume in excess of 50,000 shares;
		d.	Purchases or sales of option contracts on less than 2,000 shares of a Security included in the Standard & Poor’s 500 Index;

e.
Purchases or sales of option contracts on less than 2,000 shares of a Security of a company with a market capitalization in excess of $200 million and average daily trading volume in excess of 50,000 shares;

		f.	Purchases or sales of less than 1,000 shares of any World Fund.
		g.	Purchases or sales of Securities effected in any account over which the access person has no direct or indirect influence or control;
		h.	Purchases or sales of Securities by an access person that are not eligible for purchase or sale by any World Fund;
		i.	Purchases or sales of Securities that are non-volitional on the part of either the client or the Access Person;
		j.	Purchases of Securities that are part of an automatic investment plan; and
k.
Purchase of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, or sales of such rights.

	D.	Restrictions on Short Term Trades

An Advisory Person may not profit from the purchase and sale, or sale and purchase, of the same or equivalent Securities within 60 calendar days (“short-term trade”). This restriction does not apply to the following short-term trades:

		1.	A short-term trade involving Excluded Securities;
		2.	A short-term trade for which express prior approval has been received from The World Fund Group’s Chief Compliance Officer;
		3.	A short-term trade involving no more than 100 shares of a Security included in the Standard & Poor’s 500 Index;
		4.	A short-term trade involving no more than 100 shares of a Security of a company with a market capitalization in excess of $200 million and average daily trading volume in excess of 50,000 shares;
		5.	A short-term trade involving option contracts on no more than 2000 shares of a Security included in the Standard & Poor’s 500 Index;
6.
A short-term trade involving option contracts on no more than 2000 shares of a Security of a company with a market capitalization in excess of $200 million and average daily trading volume in excess of 50,000 shares;

		7.	A short- term trade in any account over which the Advisory Person has no direct or indirect influence or control;
		8.	A short-term trade that is non-volitional on the part of the Advisory Person; and
		9.	A short-term trade resulting from an Automatic Investment Plan.

1.5	Reporting Requirements

	A.	Reporting Requirements by Access Persons

	1.	Quarterly Transaction Reports

Within 30 calendar days following the end of each calendar quarter, all Access Persons (other than Independent Trustees as described above) shall submit a report of personal securities transactions in which the Access Person had a direct or indirect beneficial ownership interest to The World Fund Group’s Chief Compliance Officer. Copies of brokerage statements which contain the same information noted below will be viewed as an acceptable form of reporting so long as the The World Fund Group’s Chief Compliance officer is in receipt of such brokerage statements within 30 calendar days following the end of the calendar quarter. If an Access Person effected no transactions during the applicable quarter, he shall file a report indicating as such.

Information to be included on the quarterly transaction report is as follows:

	(a)	Trade Date
	(b)	Security Name
	(c)	Ticker Symbol, CUSIP number, interest rate and maturity date (as applicable)
	(d)	Number of Shares or Par
	(e)	Type of Transaction (Purchase, Sale or Other)
	(f)	Price
	(g)	Principal Amount
	(h)	Broker Name
	(i)	Account Number
	(j)	Date of Report

The following transactions are not required to be reported:

	(a)	Transactions in Excluded Securities, but transactions in any Fund or World Fund are required to be reported;

	(b)	Transactions effected through an automatic investment Plan so long as the investment allocation was determined in advance of the actual trade; and

(c)
Transactions that duplicate information contained in brokerage trade confirmations or account statements received by the individual designated by The World Fund Group no later than 30 days following the applicable calendar quarter.

An Independent Trustee must make reports as required within this Section 1.5A.(1) only if he or she knew at the time of the transaction or, in the ordinary course of fulfilling his or her official duties as an Independent Trustee, he or she should have known at the time of the transaction that the security was purchased or sold by any World Fund or was being considered for purchase or sale by any World Fund.

2.	Annual Holdings Reports

An Independent Trustee must make reports as required within this Section 1.5A.(2) only if he is deemed by The World Fund Group’s CCO to have the same level of access to Fund information as an Advisory Person.

All Access Persons are required to provide a report of all personal securities holdings (other than holdings of Excluded Securities) to The World Fund Group’s Chief Compliance officer within 10 calendar days upon becoming an Access Person. All Access Persons are further required to provide a report of all personal securities holdings (other than holdings of Excluded Securities) to The World Fund Group’s Chief Compliance officer not later than 45 calendar days after each calendar year end. Copies of brokerage statements which contain the same information noted below will be viewed as an acceptable form of reporting. The report is to be current as of a date not more than 45 calendar days prior to submission of the report and must contain the following information:

	(a)	Security Name
	(b)	Ticker Symbol or CUSIP number
	(c)	Number of Shares or Par
	(d)	Principal Amount

		(e)	Broker or Bank Name
		(f)	Date of the Report

	B.	Disclaimer of Ownership

A report may contain a statement that it shall not be construed as an admission by the person making the report that he has any direct or indirect beneficial ownership in the reported security.

	C.	Submission of Duplicate Confirmations and Periodic Statements

Each Access Person (other than Independent Trustees as described below) must arrange for duplicate copies of trade confirmations and periodic statements of brokerage accounts to be sent to The World Fund Group.’s Chief Compliance Officer. An Independent Trustee must make reports as required within this Section 1.5 C only if he or she is deemed by The World Fund Group’s Chief Compliance Officer to have the same level of access to World Fund information as an Advisory Person.

1.6	Record Keeping Requirements

An individual designated by The World Fund Group will keep the applicable records regarding this Code of Ethics for the number of years as required in the 1940 Act.

1.7	Certifications

	A.	Certification of Access Persons and Employees of Adviser

Each Access Person and each employee of an Adviser will certify annually that:

		1.	He or she has read and understands the Code of Ethics and recognizes that he or she is subject to its provisions; and

		2.	He or she has complied with the applicable provisions of the Code of Ethics and has reported all personal securities transactions required to be reported under Section 1.5 A of the Code.

		3.	A certified list of the title, number of shares and principal amount of all securities in which he has any direct or indirect beneficial ownership no later than ten days after he becomes an access person and annually thereafter within 45 days of year-end; and

		4.	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person.

1.8	Reporting of Violations
The Board of Trustees/Directors (as applicable) takes the potential for conflicts of interest caused by personal investing very seriously. Accordingly, persons that become aware or a violation of the Code are required to promptly report such violation to the World fund Group’s Chief Compliance Officer. Any person who seeks to retaliate against a person who reports a Code violation shall be subject to sanctions.

1.9	Sanctions
The Board of Trustees/Directors (as applicable) of The World Fund Group may impose sanctions it deems appropriate upon any person who violates the Code of Ethics. In addition, the Board may impose sanctions it deems appropriate upon any person who has engaged in a course of conduct that, although in technical compliance with the Code of Ethics, is part of a plan or scheme to evade the provisions of the Code of Ethics. Sanctions may include a letter of censure, suspension of employment, termination of employment, fines, and disgorgement of profits from prohibited or restricted transactions.

2.0	World Fund Portfolio Disclosure

The World Fund Group and each of its Advisers prohibit Access Persons from divulging a portfolio schedule that has not been made generally available to the public. Divulging portfolio holdings to selected third parties is permissible only when the World Fund Group has legitimate business purposes for doing so, the recipients are subject to a duty of confidentiality, and the disclosure is made in conformity with the World Fund Group’s written policies and procedures for such disclosure.

2.1.	Review and Supervisory Reporting

	A.	Review Procedures

1.
The Chief Compliance Officer shall review such reports, including the initial holdings reports, the annual holdings reports and the quarterly transaction reports, to detect conflicts of interest and abusive practices.

		2.	The World Fund Group’s Boards shall review the operation of this Code of Ethics at least once a year.

	B.	Reporting Procedures

1.
The Chief Compliance Officer shall promptly report to the World Fund Group’s Board at its next regularly scheduled quarterly meeting: (a) any transactions that appear to be apparent violations of the prohibitions contained in this Code or the code of ethics of the Advisers and principal underwriter; (b) any apparent violations of the reporting requirements contained in this Code or a code of ethics of Advisers or principal underwriter; and (c) any procedures or sanction imposed in response to a violation of either code, including but not limited to a letter of censure, suspension or termination of the employment of the violator, or the unwinding of the transaction and disgorgement of the profits.

To facilitate this reporting, each Adviser’s Chief Compliance Officer must report violations of the code of ethics to the World Fund Group’s Chief Compliance Officer in the manner designated by the World Fund Group’s Chief Compliance Officer.

2.
At least once a year, the World Fund Group’s Chief Compliance Officer shall prepare a written report to the Board with respect to both this Code and any code of ethics separately adopted by the Advisers and principal underwriter. Such report shall: (a) include a copy of each code; (b) summarize existing procedures concerning personal investing and any changes in either code’s policies or procedures during the past year; (c) describe any issues arising under such codes of ethics or procedures since the last report, including but not limited to information about material violations of such codes or procedures, and sanctions imposed in response to material violations; (d) furnish an evaluation of current compliance procedures and a report on any recommended changes in existing restrictions, policies or procedures based upon the compliance officer’s experience under such codes, evolving industry practices, or developments in applicable laws or regulations; and (e) certify that the World Fund Group, the Advisers and the principal underwriter have each adopted procedures reasonably necessary to prevent Access Persons from violating their respective codes of ethics.

APPENDIX

INSIDER TRADING POLICIES AND PROCEDURES

          The Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”) requires that all investment advisers and broker-dealers establish, maintain, and enforce written policies and procedures designed to detect and prevent the misuse of material non-public information by such investment adviser and/or broker-dealer, or any person associated with the investment adviser and/or broker-dealer.

          Section 204A of the Advisers Act states that an investment adviser must adopt and disseminate written policies with respect to ITSFEA, and an investment adviser must also vigilantly review, update, and enforce them. Section 204A provides that every adviser subject to Section 204 of the Advisers Act shall be required to establish procedures to prevent insider trading.

Each Investment Adviser who acts as such for any series of The World Funds, Inc. and World Insurance Trust (the “Fund”) and each broker-dealer which acts as principal underwriter to any series of the Fund has adopted the following policy, procedures, and supervisory procedures in addition to the Fund’s Code of Ethics. Throughout this Appendix the Investment Adviser(s) and principal underwriter(s) shall collectively be called the “Providers.”

SECTION I – POLICY

          The purpose of this Section 1 is to familiarize the officers, directors, and employees of the Providers with issues concerning insider trading and to assist them in putting into context the policy and procedures on insider trading.

Policy Statement:

          No person to whom this Statement on Insider Trading applies, including officers, directors, and employees, may trade, either personally or on behalf of others (such as mutual funds and private accounts managed by a Provider) while in possession of material, non-public information; nor may any officer, director, or employee of a Provider communicate material, non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading.” This policy applies to every officer, director, and employee of a Provider and extends to activities within and outside their duties as a Provider. It covers not only personal transactions of Fund Personnel, but indirect trading by family, friends and others, or the non-public distribution of inside information from you to others. Every officer, director, and employee must read and retain this policy statement. Any questions regarding the policy and procedures should be referred to the Fund’s Chief Compliance Officer.

          The term “insider trading” is not defined in the Federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an “insider”) or the communications of material nonpublic information to others who may then seek to benefit from such information.

          While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(a)	Trading by an insider, while in possession of material non-public information; or

(b)

Trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider ’s duty to keep it confidential or was misappropriated; or

(c)	Communicating material non-public information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below.

1. Who is an Insider? The concept of “insider” is broad. It includes officers, directors, and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company ’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, an investment adviser may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

2. What is Material Information? Trading on inside information can be the basis for liability when the information is material. In general, information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that officers, directors, and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

3. What is Non-Public Information? Information is non-public until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, the Wall Street Journal or other publications of general circulation would be considered public. (Depending on the nature of the information, and the type and timing of the filing or other public release, it may be appropriate to allow for adequate time for the information to be “effectively” disseminated.)

4. Reason for Liability. (a) Fiduciary duty theory - in 1980, the Supreme Court found that there is no general duty to disclose before trading on material non-public information, but that such a duty arises only where there is a direct or indirect fiduciary relationship with the issuer or its agents. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material non-public information or refrain from trading. (b) Misappropriation theory - another basis for insider trading liability is the, “misappropriation” theory, where liability is established when trading occurs on material non-public information that was stolen or misappropriated from any other person.

5. Penalties for Insider Trading. Penalties for trading on or communicating material non-public information are severe, both for individuals and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

c.	civil injunctions

d.	treble damages

e.	disgorgement of profits

f.	jail sentences

g.	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

h.	fines for the employer or other controlling person of up to the greater of $1 million or three times the amount of the profit gained or loss avoided.

          In addition, any violation of this policy statement can be expected to result in serious sanctions by a Provider, including dismissal of the persons involved.

SECTION II - PROCEDURES

          The following procedures have been established to aid the officers, directors, and employees of a Provider in avoiding insider trading, and to aid in preventing, detecting, and imposing sanctions against insider trading. Every officer, director, and employee of a Provider must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and/or criminal penalties. If you have any questions about these procedures you should consult the Fund’s Chief Compliance Officer.

1. Identifying Inside Information. Before trading for yourself or others, including investment companies or private accounts managed by a Provider, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

i.

Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

ii.

Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

          If, after consideration of the above, you believe that the information is material and non- public, or if you have questions as to whether the information is material and non-public, you should take the following steps:

i.	Report the matter immediately to the Fund’s Chief Compliance Officer.

ii.	Do not purchase or sell the security on behalf of yourself or others, including investment companies or private accounts managed by a Provider.

iii.	Do not communicate the information to anybody, other than to the Fund’s Chief Compliance Officer.

iv.

After the Fund’s Chief Compliance Officer has reviewed the issue, you will be instructed to either continue the prohibitions against trading and communication, or you will be allowed to communicate the information and then trade.

2.         Restricting Access to Material Non-public Information. Any information in your possession that you identify as material and non-public may not be communicated other than in the course of performing your duties to anyone, including persons within your company, except as provided in paragraph I above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed; access to computer files containing material non-public information should be restricted.

3.         Resolving Issues Concerning Insider Trading. If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Fund’s Chief Compliance Officer before trading or communicating the information to anyone.

SECTION III – SUPERVISION

          The role of the compliance officer is critical to the implementation and maintenance of this Statement on Insider Trading. These supervisory procedures can be divided into two classifications, (1) the prevention of insider trading, and (2) the detection of insider trading.

1.	Prevention of Insider Trading:

To prevent insider trading the compliance official should:

	(a)	Answer promptly any questions regarding the Statement on Insider Trading;
	(b)	Resolve issues of whether information received by an officer, director, or employee is material and nonpublic;
B.	Review and ensure that officers, directors, and employees review, at least annually, and update as necessary, the Statement on Insider Trading; and
C.	When it has been determined that an officer, director, or employee has material non-public information,
(i)	Implement measures to prevent dissemination of such information, and
(ii)	If necessary, restrict officers, directors, and employees from trading the securities.

2.	Detection of Insider Trading:

To detect insider trading, the Fund’s Chief Compliance Officer should:

	(a)	Review the trading activity reports filed by each officer, director, and employee, to ensure no trading took place in securities in which the Provider has material non-public information;
	(b)	Review the trading activity of the mutual funds managed by the investment adviser and the mutual funds which the broker-dealer acts as principal underwriter;
	(c)	Coordinate, if necessary, the review of such reports with other appropriate officers, directors, or employees of a Provider and the Fund.

3.         Special Reports to Management:

          Promptly, upon learning of a potential violation of the Statement on Insider Trading, the Fund’s Chief Compliance Officer must prepare a written report to management of the Provider, and provide a copy of such report to the Board of Directors of the Fund, providing full details and recommendations for further action.

4.         Annual Reports:

          On an annual basis, the Chief Compliance Officer of each Provider will prepare a written report to the management of the Provider, and provide a copy of such report to the Board of Directors of the Fund, setting forth the following:

(a)	A summary of the existing procedures to detect and prevent insider trading;
(b)	Full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation; and
(c)	An evaluation of the current procedures and any recommendations for improvement.

Attachment A

Personal Trading Pre-Clearance Form

The pre-clearance form documents that the proposed transaction is not a conflicting transaction. Pre-clearance must be granted prior to investing in or selling a Security (unless otherwise exempt), and is only good through the end of day following the approval.

1.	Buy _____________ Sell _____________ Short _____________
2.	Security ____________________________________________________
3.	Common Stock _____________ Option ______________ Debt________________ Other ______________
4.	If applicable, is the issue a “New Issue”? Yes ______________ No _______________
5.	Symbol ______________________________________
6.	Number of Shares/Contracts/Principal _____________________________
7.	Brokerage Account Number ________________________ Custodian ___________________
8.	Employee has no inside information or other knowledge pertaining to this proposed transaction that constitutes a violation of Company policy or securities laws.
9.	Any transaction described above establishing a position in a security is undertaken with the intention of holding such position for not less than sixty (60) days if the security is held in the Fund as of the date below.

Employee ________________________________________________(PRINT NAME)

Signed __________________________________________________ Date _______________

By signing below, the individual verifies that the proposed transaction described above does not violate the Code of Ethics. Note: One signature is required for pre-clearance.

_________________________________ Chief Compliance Officer	_________________________________ Date

_________________________________ Designate	_________________________________ Date

Attachment B

Initial Reporting Form-Page 1

Employee ________________________________________________(PRINT NAME)

Information submitted current as of _____________________________________(PRINT DATE)

In accordance with the Code of Ethics of The World Funds, Inc. and World Insurance Trust, please provide a list of all securities in which you have any Beneficial Interest. This includes securities held by broker/dealers and other custodians, at your home, in safe deposit boxes, and by an issuer.

Number of Shares	Security Name	Type (e.g., equity; fixed income)	Ticker or CUSIP (if applicable)	Principal Amount

Use additional sheets as necessary.

Initial Reporting Form-Page 2

In accordance with the Code of Ethics of The World Funds, Inc. and World Insurance Trust, please provide a list of all securities accounts in which you have any Beneficial Interest.

Name of Broker, Dealer or Bank	Account Title	Account Number	Date of Account Establishment

I certify that this form fully discloses all of the securities and account in which I have any Beneficial Interest. Nothing in this report should be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

Signature	Date

Reviewed by:

Date of Review:

Exception(s) Noted:	____No ____Yes

If Yes, Describe:

Attachment C

Annual Reporting Form-Page 1

Employee          __________________________________________(PRINT NAME)

Information submitted current as of ___________________________(PRINT DATE)

In accordance with the Code of Ethics of The World Funds, Inc. and World Insurance Trust, please provide a list of all securities in which you have any Beneficial Interest. This includes securities held by broker/dealers and other custodians, at your home, in safe deposit boxes, and by an issuer.

Number of Shares	Security Name	Type (e.g., equity; fixed income)	Ticker or CUSIP (if applicable)	Principal Amount

Use additional sheets as necessary.

Annual Reporting Form-Page 2

In accordance with the Code of Ethics of The World Funds, Inc. and World Insurance Trust, please provide a list of all securities accounts in which you have any Beneficial Interest.

Name of Broker, Dealer or Bank	Account Title	Account Number	Date of Account Establishment

I certify that this form fully discloses all of the securities and accounts in which I have any Beneficial Interest. Nothing in this report should be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

Signature	Date

Reviewed by:

Date of Review:

Exception(s) Noted:	____No ____Yes

If Yes, Describe:

Attachment D

QUARTERLY TRANSACTION REPORTING FORM
Number of Shares	Security Name	Type (e.g., equity; fixed income)	Ticker or CUSI P (if app.)	Principal Amount	Buy (acquire)/ Sell (dispose)	Interest rate/ maturity	Price	Date

ACCESS PERSON:
FOR QUARTER ENDED

TO BE USED FOR TRANSACTIONS FOR WHICH DUPLICATE ACCOUNT STATEMENTS HAVE NOT BEEN SUBMITTED. DELIVER TO THE FUND’S OR ADVISER’S CHIEF COMPLIANCE OFFICER WITHIN 30 DAYS OF THE END OF

EACH CALENDAR QUARTER. USE ADDITIONAL SHEETS IF NECESSARY.

__________________________________________________________
_________________________________________________
Employee Date Attachment E

Nothing in this report should be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

New Brokerage Account Report

In accordance with the Code of Ethics of The World Funds, Inc. and World Insurance Trust, please provide a list of all securities accounts which you have opened in the previous 30 days in which you have any Beneficial Interest.

Name of Broker, Dealer or Bank	Account Title	Date of Account Establishment

I certify that this form fully discloses all newly opened securities accounts in which I have any Beneficial Interest.

Signature	Date

Reviewed by:

Date of Review:

Exception(s) Noted:	____No ____Yes

If Yes, Describe:

Attachment F

Initial Code of Ethics Acknowledgment

As a Access Person of The World Funds, Inc. and World Insurance Trust, I certify that:

(k)	I have received a Copy of the Code of Ethics of The World Funds, Inc. and World Insurance Trust;
(l)	I have read and understand the Code of Ethics and recognize that it applies to me and agree to comply in all respects with the procedures described therein;
(m)	I will comply in all respects with the requirements of the Code of Ethics;
(n)	I will report all personal securities accounts, holdings and transactions that are required to be disclosed or reported pursuant to the Code of Ethics; and
(o)	I will immediately notify the Chief Compliance Officer of any personal conflict of interest relationship involving the World Funds.

Employee          ____________________________________________________________(PRINT NAME)

Signature            ____________________________________

Date                   ____________________________

Attachment G

Annual Code of Ethics Acknowledgment

          As a member of the Fund Personnel of The World Funds, Inc. and World Insurance Trust, I certify that:

(p)	I have received a Copy of the Code of Ethics of The World Funds, Inc. and World Insurance Trust;
(q)	I have read and understand the Code of Ethics and recognize that it applies to me and agree to comply in all respects with the procedures described therein;
(r)	I have complied in all respects with the requirements of the Code of Ethics during the last twelve months;
(s)	I have reported all personal securities accounts, holdings and transactions that are required to be disclosed or reported pursuant to the Code of Ethics;
(t)	I have immediately notified the Chief Compliance Officer of any personal conflict of interest relationship involving the World Funds.

Employee          ____________________________________________________________(PRINT NAME)

Signature            ____________________________________

Date                   ____________________________